Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports Record Third-Quarter Sales and Earnings per Share;

Company Continues Multi-Quarter Trend of Broad-Based Revenue Growth

ST. PAUL, Minn. - Oct. 20, 2006 - 3M (NYSE: MMM) today announced its sales and profit results for the third quarter of 2006.

Third-quarter worldwide sales were a record $5.9 billion, up 8.8 percent compared to the third quarter of 2005. Total local-currency sales increased 7.3 percent, including 1.7 percent from acquisitions. Each business contributed positively to the growth, with local-currency sales increasing 17.1 percent in Safety, Security and Protection Services, 8.2 percent in Display and Graphics, 6.9 percent in Industrial and Transportation, 6 percent in Health Care, 5.8 percent in Consumer and Office and 3.4 percent in Electro and Communications.

Third-quarter net income was $894 million, or $1.18 per share, including net gains of $0.01 per share due to a net benefit from certain income tax adjustments, partially offset by costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business. In the third quarter of 2005, net income was $840 million, or $1.08 per share. Included in these results are stock options related costs of $0.04 per share in the third quarter of 2006 and $0.02 per share in the third quarter of 2005(a).

“This was a strong performance by the 3M team, with broad sales growth across our portfolio,” said George W. Buckley, 3M chairman of the board, president and CEO. “All six of our businesses posted positive local currency growth for the fifth consecutive quarter, led by Safety, Security and Protection Services at over 17 percent growth. In addition, we continued to drive growth via leveraging our world-class geographic infrastructure.”

Local-currency growth was 9.5 percent in Asia Pacific, 8.4 percent in Europe, 6.3 percent in Latin America and 6.2 percent in the United States. Worldwide sales in dollars increased 8.8 percent, reaching an all-time quarterly high, and earnings per share improved 9.3 percent versus last year’s third quarter.

Buckley also commented on 3M’s LCD films business, which is part of the Display and Graphics segment. “As anticipated, LCD industry inventories have returned to more normal levels and our growth in this business accelerated in the third quarter as consumers purchased more LCD televisions. In addition, we saw continued manufacturing process improvement in this business as the quarter progressed and the new production line is now behaving in line with our expectations.”

Buckley continued. “Looking ahead, we will continue to follow our agenda for accelerating innovation and growth via investments in R&D, sales and marketing, growth-oriented capital investment and selected acquisitions. These investments will be funded over time by productivity improvement efforts, such as global strategic sourcing and lean six sigma, to relentlessly drive out cost, simplify our supply chains and improve customer service.”

For the fourth quarter of 2006, the company expects organic local-currency sales growth of 4 to 8 percent. Acquisitions are expected to add approximately 1.5 percent to fourth-quarter sales growth. The company expects fourth-quarter earnings per share will be in the range of $1.10 to $1.16, excluding an estimated $0.12 to $0.13 per share of one-time acquisition costs related to the purchase of Brontes Technologies, Inc.(b). Also included in estimated fourth quarter earnings is $0.04 per share cost from stock options expensing. In the fourth quarter of 2005, before a cumulative effect of accounting change, 3M earned $1.01 per share, including $0.02 per share from stock options expensing.

Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central Time) today. Investors can access a web cast of this conference, along with related charts and materials, at http://investor.3M.com.

(a)          3M adopted Statement of Financial Accounting Standards No. 123R effective Jan. 1, 2006, using the modified retrospective method, with prior periods adjusted to give effect to the fair-value-based method of accounting for stock option awards granted in fiscal years beginning on or after Jan. 1, 1995.

(b)         On Oct. 17, 2006, the company announced its intent to acquire Brontes Technologies Inc., a Lexington, Mass.-based developer of proprietary 3-D imaging technology for $95 million in cash. The transaction will result in an estimated fourth-quarter 2006 charge in the range of $0.12 to $0.13 per share, reflecting the one-time write-off of in-process research and development costs. Financial accounting standards require companies to expense such costs upon acquisition.

Forward-Looking Statements

This new release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under Part I, Item 1A (Annual Report) and Part II, Item 1A (Quarterly Report), “Risk Factors.”  The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the people of 3M use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Nine-months ended
	September 30		September 30
	2006	2005	2006	2005
Net sales	$5,858	$5,382	$17,141	$15,842
Operating expenses
Cost of sales	2,990	2,635	8,551	7,786
Selling, general and administrative expenses	1,186	1,166	3,691	3,440
Research, development and related expenses	340	314	1,013	952
Total	4,516	4,115	13,255	12,178
Operating income	1,342	1,267	3,886	3,664
Interest expense and income
Interest expense	37	20	84	59
Interest income	(13)	(13)	(35)	(45)
Total	24	7	49	14
Income before income taxes and minority interest	1,318	1,260	3,837	3,650

Provision for income taxes	412	407	1,127	1,245
Minority interest	12	13	35	40
Net income	$894	$840	$2,675	$2,365

Weighted average common shares outstanding—basic	745.2	762.2	751.6	767.3
Earnings per share—basic	$1.20	$1.10	$3.56	$3.08
Weighted average common shares outstanding—diluted	756.2	777.1	765.1	784.5
Earnings per share—diluted	$1.18	$1.08	$3.50	$3.01
Cash dividends paid per common share	$0.46	$0.42	$1.38	$1.26

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended			Three-months ended
	September 30, 2006			September 30, 2005
	Excluding			Excluding
	special	Special	Reported	special	Special	Reported
	items (c)	items (c)	total	items (c)	items (c)	total
Net sales	$5,858	$—	$5,858	$5,382	$—	$5,382
Operating expenses
Cost of sales	2,990	—	2,990	2,635	—	2,635
Selling, general and administrative expenses	1,173	13	1,186	1,166	—	1,166
Research, development and related expenses	340	—	340	314	—	314
Total	4,503	13	4,516	4,115	—	4,115
Operating income (loss)	1,355	(13)	1,342	1,267	—	1,267
Interest expense and (income), net	24	—	24	7	—	7
Income (loss) before income taxes and minority interest	1,331	(13)	1,318	1,260	—	1,260
Provision (benefit) for
income taxes	435	(23)	412	407	—	407
Effective tax rate	32.7%	—	31.3%	32.3%	—	32.3%
Minority interest	12	—	12	13	—	13
Net income (loss)	$884	$10	$894	$840	$—	$840
Weighted average diluted shares	756.2	756.2	756.2	777.1	777.1	777.1
Net income per diluted share	$1.17	$0.01	$1.18	$1.08	$—	$1.08

(c)  In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies.

In the third quarter of 2006, net income included net gains of $10 million due to a net benefit from certain income tax adjustments, partially offset by costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Nine-months ended			Nine-months ended
	September 30, 2006			September 30, 2005
	Excluding			Excluding
	special	Special	Reported	special	Special	Reported
	items (d)	items (d)	total	items (d)	items (d)	total
Net sales	$17,141	$—	$17,141	$15,842	$—	$15,842
Operating expenses
Cost of sales	8,551	—	8,551	7,786	—	7,786
Selling, general and administrative expenses	3,629	62	3,691	3,440	—	3,440
Research, development and related expenses	1,013	—	1,013	952	—	952
Total	13,193	62	13,255	12,178	—	12,178
Operating income (loss)	3,948	(62)	3,886	3,664	—	3,664

Interest expense and (income), net	49	—	49	14	—	14
Income (loss) before income taxes and minority interest	3,899	(62)	3,837	3,650	—	3,650

Provision (benefit) for income taxes	1,273	(146)	1,127	1,170	75	1,245
Effective tax rate	32.7%	—	29.4%	32.0%	—	34.1%

Minority interest	35	—	35	40	—	40
Net income (loss)	$2,591	$84	$2,675	$2,440	$(75)	$2,365
Weighted average diluted shares	765.1	765.1	765.1	784.5	784.5	784.5
Net income per diluted share	$3.39	$0.11	$3.50	$3.11	$(0.10)	$3.01

(d) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies.

In the second quarter of 2006, net income included net gains of $74 million due to a net benefit from certain income tax adjustments, partially offset by settlement costs of a previously disclosed class action and costs related to the company’s current efforts to seek strategic alternatives for its branded pharmaceuticals business. Refer to 3M’s Form 10-Q for the quarterly period ended June 30, 2006 for further discussion of these items. Reference the preceding Note (c) for discussion of the net gains of $10 million included in net income that impacted the third quarter of 2006.

In the second quarter of 2005, the Company announced its intent to reinvest $1.7 billion of foreign earnings in the United States pursuant to the American Jobs Creation Act of 2004. As a consequence, in the second quarter of 2005, 3M recorded a charge of $75 million after-tax.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Sep. 30,	Dec. 31,	Sep. 30,
	2006	2005	2005
ASSETS
Current assets
Cash and cash equivalents	$999	$1,072	$1,848
Marketable securities—current	130	—	25
Accounts receivable—net	3,332	2,838	3,061
Inventories	2,632	2,162	2,098
Other current assets	1,216	1,043	1,135
Total current assets	8,309	7,115	8,167
Marketable securities—non-current	112	—	—-
Investments	287	272	275
Property, plant and equipment—net	5,782	5,593	5,604
Prepaid pension and postretirement benefits	2,959	2,905	2,775
Goodwill, intangible assets and other assets	5,234	4,656	4,560
Total assets	$22,683	$20,541	$21,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$2,570	$1,072	$2,582
Accounts payable	1,373	1,256	1,249
Accrued payroll	535	469	520
Accrued income taxes	848	989	1,008
Other current liabilities	1,537	1,452	1,520
Total current liabilities	6,863	5,238	6,879
Long-term debt	1,230	1,309	688
Other liabilities	3,607	3,599	3,271
Total liabilities	11,700	10,146	10,838
Total stockholders’ equity—net	10,983	10,395	10,543
Shares outstanding
September 30, 2006: 736,366,111 shares
December 31, 2005: 754,538,387 shares
September 30, 2005: 759,932,466 shares
Total liabilities and stockholders’ equity	$22,683	$20,541	$21,381

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30
	2006	2005
SUMMARY OF CASH FLOWS:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,517	$3,038
Cash flows from investing activities:
Purchases of property, plant and equipment	(763)	(660)
Acquisitions, net of cash acquired	(468)	(1,264)
Other investing activities	(198)	(40)
NET CASH USED IN INVESTING ACTIVITIES	(1,429)	(1,964)
Cash flows from financing activities:
Change in debt	1,419	408
Purchases of treasury stock	(2,021)	(1,809)
Reissuances of treasury stock	426	467
Dividends paid to stockholders	(1,037)	(968)
Other financing activities	(25)	32
NET CASH USED IN FINANCING ACTIVITIES	(1,238)	(1,870)
Effect of exchange rate changes on cash	77	(113)
Net increase (decrease) in cash and cash equivalents	(73)	(909)
Cash and cash equivalents at beginning of period	1,072	2,757
Cash and cash equivalents at end of period	$999	$1,848

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Nine-months ended
	September 30
	2006	2005
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$2,517	$3,038
Purchases of property, plant and equipment	(763)	(660)
Free Cash Flow (e)	$1,754	$2,378

OTHER NON-GAAP MEASURES:
Net Working Capital Turns (f)	5.1	5.5

(e) Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(f) The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Three-months ended September 30, 2006

Sales Change Analysis By Geographic Area	United States	Inter- national	Worldwide
Volume—organic	3.4%	8.6%	6.5%

Volume—acquisitions	1.8	1.7	1.7
Volume—total	5.2	10.3	8.2

Price	1.0	(2.2)	(0.9)
Total local-currency sales	6.2	8.1	7.3

Translation	—	2.5	1.5
Total sales change	6.2%	10.6%	8.8%

Worldwide	Local-		Total
Sales Change Analysis	currency	Trans-	Sales
By Business Segment	Sales	lation	Change
Industrial & Transportation	6.9%	1.8%	8.7%

Health Care	6.0	1.9	7.9

Display and Graphics	8.2	0.7	8.9

Consumer and Office	5.8	1.2	7.0

Electro and Communications	3.4	1.7	5.1

Safety, Security and Protection Services	17.1	2.1	19.2
Total sales change	7.3%	1.5%	8.8%

Note: Industrial and Transportation includes a 2.4% benefit from acquisitions, primarily CUNO. Safety, Security and Protection Services includes a 6.0% benefit from acquisitions, primarily Security Printing and Systems Limited.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Nine-months ended September 30, 2006

Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume—organic	3.9%	8.2%	6.5%

Volume—acquisitions	2.9	1.8	2.2
Volume—total	6.8	10.0	8.7

Price	1.6	(1.7)	(0.4)
Total local-currency sales	8.4	8.3	8.3

Translation	—	(0.2)	(0.1)
Total sales change	8.4%	8.1%	8.2%

Worldwide	Local-		Total
Sales Change Analysis	currency	Trans-	Sales
By Business Segment	Sales	lation	Change
Industrial & Transportation	10.6%	0.0%	10.6%

Health Care	5.0	(0.3)	4.7

Display and Graphics	8.1	(0.1)	8.0

Consumer and Office	6.3	0.2	6.5

Electro and Communications	6.6	0.0	6.6

Safety, Security and Protection Services	13.5	0.2	13.7
Total sales change	8.3%	(0.1% )	8.2%

Note: Industrial and Transportation includes a 5.9% benefit from acquisitions, primarily CUNO. Safety, Security and Protection Services includes a 2.0% benefit from acquisitions, primarily Security Printing and Systems Limited.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT	Three-months ended		Nine-months ended
INFORMATION	September 30		September 30
(Millions)	2006	2005	2006	2005
NET SALES
Industrial & Transportation	$1,679	$1,544	$5,071	$4,586
Health Care	998	926	2,964	2,831
Display and Graphics	992	910	2,819	2,610
Consumer and Office	867	810	2,414	2,268
Electro and Communications	628	597	1,864	1,748
Safety, Security and Protection Services	682	573	1,966	1,729
Corporate and Unallocated	12	22	43	70
Total Company	$5,858	$5,382	$17,141	$15,842

OPERATING INCOME
Industrial & Transportation	$340	$293	$1,042	$913
Health Care	287	273	846	829
Display and Graphics	300	314	837	876
Consumer and Office	181	169	438	419
Electro and Communications	124	124	374	334
Safety, Security and Protection Services	148	137	457	410
Corporate and Unallocated	(38)	(43)	(108)	(117)
Total Company	$1,342	$1,267	$3,886	$3,664

SFAS 123R Stock Option Expense Impact

(Dollars in millions, except per share amounts)

(Unaudited)

	Three months ended
	September 30
	2006	2005	Difference
Cost of sales	$10	$3	$7
% to Sales	0.2%	0.1%	0.1%
Selling, general and administrative expenses	$25	$15	$10
% to Sales	0.4%	0.2%	0.2%
Research, development and related expenses	$9	$5	$4
% to Sales	0.2%	0.1%	0.1%

Operating Income	$44	$23	$21
% to Sales	0.8%	0.4%	0.4%

SFAS 123R Stock Option Expense Impact

(Dollars in millions, except per share amounts)

(Unaudited)

	Nine months ended
	September 30
	2006	2005	Difference
Cost of sales	$33	$23	$10
% to Sales	0.1%	0.1%	—%

Selling, general and administrative expenses	$98	$83	$15
% to Sales	0.6%	0.5%	0.1%

Research, development and related expenses	$31	$27	$4
% to Sales	0.2%	0.2%	—%

Operating Income	$162	$133	$29
% to Sales	0.9%	0.8%	0.1%

Business Segment Stock Option Expense

(Dollars in millions)

(Unaudited)

	Three-months ended September 30
	2006	% to Sales	2005	% to Sales
Industrial & Transportation	$10	0.6%	$7	0.5%
Health Care	8	0.8%	5	0.5%
Display and Graphics	6	0.5%	3	0.3%
Consumer and Office	5	0.6%	3	0.4%
Electro and Communications	4	0.6%	2	0.4%
Safety, Security and Protection Services	3	0.6%	3	0.4%
Corporate	8	—	—	—
Total Company	$44	0.8%	$23	0.4%

Business Segment Stock Option Expense

(Dollars in millions)

(Unaudited)

	Nine months ended September 30
	2006	% to Sales	2005	% to Sales
Industrial & Transportation	$40	0.8%	$40	0.9%
Health Care	34	1.1%	30	1.1%
Display and Graphics	22	0.8%	17	0.6%
Consumer and Office	19	0.8%	18	0.8%
Electro and Communications	16	0.9%	14	0.8%
Safety, Security and Protection Services	16	0.8%	14	0.8%
Corporate	15	—	—	—
Total Company	$162	0.9%	$133	0.8%

Quarterly Diluted Earnings Per Share Stock Option Expense

(Unaudited)

2004 Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$0.90	$0.97	$0.97	$0.91	$3.75
SFAS 123R impact	$(0.03)	$(0.04)	$(0.06)	$(0.06)	$(0.19)
EPS with SFAS123R impact	$0.87	$0.93	$0.91	$0.85	$3.56

2005 Reported	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.00	$1.10	$0.99	$4.12
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$0.96	$1.08	$0.97	$3.98

2005—Excluding
Special Items (g)	Q1	Q2	Q3	Q4	Total
EPS as originally reported	$1.03	$1.09	$1.10	$1.04	$4.26
SFAS 123R impact	$(0.06)	$(0.04)	$(0.02)	$(0.02)	$(0.14)
EPS with SFAS123R impact	$0.97	$1.06	$1.08	$1.01	$4.12

2006—Reported	Q1	Q2	Q3	Q4	Total
Diluted EPS/Guidance	$1.17	$1.15	$1.18	$0.97 to	$4.47 to
				$1.04	$4.54
Estimated SFAS 123R impact included in EPS/guidance	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

2006—Excluding
Special Items (g)	Q1	Q2	Q3	Q4	Total
Diluted EPS/Guidance	$1.17	$1.05	$1.17	$1.10 to	$4.49 to
				$1.16	$4.55
Estimated SFAS 123R impact included in EPS/guidance	$(0.02)	$(0.07)	$(0.04)	$(0.04)	$(0.17)

(g) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting (reconciliations for the second and fourth quarter of 2005 were provided in Form 8-K’s filed on July 18, 2005 and January 24, 2006, respectively). The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. Refer to the preceding Note (b) for discussion of an acquisition that will impact fourth quarter 2006 results. The fourth quarter 2006 estimates exclude any potential costs related to efforts to seek strategic alternatives for the branded pharmaceuticals business and associated restructuring actions. Refer to the preceding Notes (c) and (d) for discussion of the special items that impacted the three months ended September 30, 2006, June 30, 2006 and June 30, 2005. In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional

Asset Retirement Obligations—an interpretation of FASB Statement No. 143” (“FIN 47”). In adopting FIN 47 in the fourth quarter of 2005, 3M recorded a non-cash charge of $35 million after-tax, as a cumulative effect of change in accounting principle. This charge represents conditional retirement obligations associated with 3M’s long-lived assets.